FOR IMMEDIATE RELEASE October 28, 2016	Exhibit 99.1

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2017 OPERATING RESULTS

Fairfield, New Jersey, October 28, 2016 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended September 30, 2016 of $4.7 million, or $0.05 per basic and diluted share. The results represent a decrease of $214,000 compared to net income of $4.9 million, or $0.05 per basic and diluted share, for the prior quarter ended June 30, 2016.

Net income for prior quarter reflected the effects of a non-recurring, pre-tax recovery of pension plan expense totaling $931,000 resulting from the Company’s amendment of its Directors’ Consultation and Retirement Plan (the “DCRP”) in December 2015. The noted recovery of pension plan expense increased net income by approximately $559,000 or $0.01 per basic and diluted share for the quarter ended June 30, 2016.

Overview

The Company continued to execute strategies during the first quarter of fiscal 2017 that were intended to grow and diversify its balance sheet while increasing earnings and prudently managing capital to promote long-term growth in shareholder value. These strategies resulted in several incremental balance sheet growth and diversification achievements for the quarter including:

•	The Company’s aggregate loan portfolio, excluding loans held for sale and the allowance for loan losses, increased by $171.6 million, or 6.4%, to $2.85 billion at September 30, 2016 from $2.67 billion at June 30, 2016. The increase in the loan portfolio continued to reflect the Company’s strategic focus on commercial loans, whose outstanding balances increased by $197.8 million, or 10.1% for the quarter.

•	The Company’s securities portfolio decreased by $23.4 million, or 1.9%, to $1.23 billion, or 29.5% of earning assets, at September 30, 2016 from $1.26 billion, or 30.3% of earning assets, at June 30, 2016, reflecting the continuing reinvestment of security cash flows into the loan portfolio.

•	Nonperforming loans as a percentage of total loans decreased to 0.77% at September 30, 2016 from 0.79% at June 30, 2016 reflecting nonperforming loan balances of $21.8 million and $21.1 million, respectively.

•	The allowance for loan losses increased by $774,000 to $25.0 million at September 30, 2016 from $24.2 million at June 30, 2016 resulting in a “total loan coverage ratio”, representing the balance of the allowance for loan loss as a percentage of total loans, of 0.88% and 0.91%, respectively.

•	The “nonperforming loan coverage ratio”, representing the balance of the allowance for loan losses as a percentage of nonperforming loans, totaled 114.5% and 115.1% at September 30, 2016 and June 30, 2016, respectively.

•	The Company’s total deposits increased by $39.1 million, or 1.5%, to $2.73 billion at September 30, 2016, from $2.69 billion at June 30, 2016. The growth in deposits for the first quarter of fiscal 2017 included an increase of $12.4 million, or 5.2%, in non-interest-bearing deposits while interest-bearing deposits increased by $26.7 million, or 1.1%, for the quarter.

•	The Company’s total assets increased by $23.2 million to $4.52 billion at September 30, 2016 from $4.50 billion at June 30, 2016.

As highlighted below, the noted balance sheet growth and diversification achievements largely offset the adverse effects on net interest income that resulted from the downward pressure on net interest margin arising from historically low interest rates and the flat yield curve:

•	The Company’s net interest income decreased by 0.85% to $24.0 million for the quarter ended September 30, 2016 from $24.2 million for the quarter ended June 30, 2016.

•	The Company’s net interest margin decreased two basis points to 2.32% for the quarter ended September 30, 2016 from 2.34% for the quarter ended June 30, 2016.

The strategies executed by the Company during the first quarter of fiscal 2017 also served to strengthen and diversify its sources of non-interest income, as highlighted below:

•	Gains on sale of SBA loans originated increased to $188,000 for the quarter ended September 30, 2016 compared to $49,000 for the quarter ended June 30, 2016, reflecting an increase in the volume of loans originated and sold between comparative periods.

•	Gains on sale of residential mortgage loans increased to $112,000 for the quarter ended September 30, 2016 compared to $83,000 for the quarter ended June 30, 2016, which also reflected an increase in the volume of loans originated and sold between comparative periods. In addition to bolstering non-interest income, the Company’s mortgage banking strategy is expected to help manage its exposure to interest rate risk.

During fiscal 2016, the Company conducted a comprehensive analysis of its operating practices, policies and procedures and the effectiveness with which its supporting infrastructure, including human resources and systems, were organized, deployed and utilized. A number of the findings and recommendations from that study were implemented during the latter half of fiscal 2016, while other initiatives continue to be implemented during fiscal 2017. As highlighted below, the initiatives implemented by management based on this study have enabled the Company to improve operating efficiency while reallocating certain internal costs to better support its strategic goals and objectives:

•	The Company’s ratio of non-interest expense to average assets totaled 1.66% for the quarter ended September 30, 2016 compared to 1.57% for the prior quarter ended June 30, 2016, or 1.65% for that earlier comparative quarter after adjusting for the non-recurring recovery of pension plan expense noted earlier.

•	The Company’s operating efficiency ratio totaled 70.0% for the quarter ended September 30, 2016 compared to 64.4% for the prior quarter ended June 30, 2016, or 67.8% for that earlier comparative quarter after adjusting for the same non-recurring recovery of pension plan noted earlier.

•	The Company limited the growth in full time equivalent (“FTE”) employees to four during the latest quarter such that total FTEs increased to 442 at September 30, 2016 from 438 at June 30, 2016.

Collectively, the factors noted above contributed to an increase in recurring operating earnings for the quarter ended September 30, 2016 compared to the prior quarter ended June 30, 2016 as highlighted below:

•	The Company’s return on average assets for the quarter ended September 30, 2016 totaled 0.41% compared to 0.43% for the prior quarter ended June 30, 2016. After adjusting for the effect of the non-recurring recovery of pension plan expense noted earlier, the Company’s return on average assets totaled 0.38% for the prior quarter ended June 30, 2016.

•	The Company’s return on average equity for the quarter ended September 30, 2016 totaled 1.66% compared to 1.68% for the prior quarter ended June 30, 2016. After adjusting for the effect of the non-recurring recovery of pension plan expense noted earlier, the Company’s return on average equity totaled 1.49% for the prior quarter ended June 30, 2016.

Finally, the earnings from the quarter ended September 30, 2016 augmented the Company’s stockholders’ equity, which already reflected the excess capital resulting from the second-step conversion and stock offering that was completed in fiscal 2015. As such, the Company continued to execute two key capital management strategies during the first quarter of fiscal 2017 to further support shareholder value:

•	The Company continued its payment of a regular quarterly cash dividend through which it paid $0.02 per share to stockholders during the quarter ended September 30, 2016. The Company generally anticipates maintaining a cash dividend payout ratio of approximately 50% throughout fiscal 2017.

•	The Company continued to repurchase its shares of capital stock based on the share repurchase program originally announced in May 2016 through which it intends to repurchase a total of 9,352,809 shares, or 10%, of its outstanding shares. Through September 30, 2016, the Company has repurchased 4,452,472 shares, or 47.6% of the shares to be repurchased under the current program, at a total cost of $58.1 million and at an average cost of $13.05 per share.

The remaining narrative and tabular exhibits present a discussion of the Company’s financial results for the quarter ended September 30, 2016 compared to those for the quarter ended June 30, 2016. The comparative statement of condition information for June 30, 2016 and the comparative statement of operations information for the quarter ended September 30, 2015 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2016 decreased by $206,000 to $24.0 million from $24.2 million for the quarter ended June 30, 2016, and the Company’s net interest margin decreased by two basis points to 2.32% from 2.34% between those same comparative periods. The decrease in net interest income reflected an increase in interest expense that was partially offset by an increase in interest income. The increase in interest expense reflected increases in both the average balance and average cost of interest-bearing liabilities. The increase in interest income reflected an increase in the average balance of interest-earning assets while their average yield was unchanged between comparative periods.

The increase in interest income of $39,000 between linked periods partly reflected a $183,000 increase in the average balance of interest-earning assets. During the quarter ended September 30, 2016, the average balance of loans increased by $14.3 million and the average balance of other interest-earning assets increased by $13.5 million. These increases in average balances were partially offset by decreases in the average balances of mortgage-backed and non-mortgage-backed securities of $10.1 million and $17.6 million, respectively.

The average yield on interest-earning assets remained stable at 3.16% for the linked quarters ended September 30, 2016 and June 30, 2016. The stable average yield between periods reflected a nine basis point increase in the average yield on non-mortgage-backed securities coupled with a 10 basis point increase in the average yield on other interest-earning assets. These increases were offset by a two basis point decrease in the average yields on both loans and mortgage-backed securities.

As noted above, the decrease in net interest income between linked quarters also reflected an increase in interest expense between the same comparative periods. The $245,000 increase in interest expense between linked quarters reflected increases in the average balance and average cost of interest-bearing liabilities.

The increase in the average balance of interest-bearing liabilities between linked quarters reflected an increase in the average balance of interest-bearing deposits that was partially offset by a decrease in the average balance of borrowings. The average balance of interest-bearing deposits increased by $33.0 million to $2.48 billion for the quarter ended September 30, 2016 from $2.45 billion for the quarter ended June 30, 2016. The increase in the average balance included a $22.2 million increase in the average balance of interest-bearing checking accounts coupled with a $14.2 million increase in the average balance of certificates of deposit. These increases were partially offset by a $3.4 million decrease in the average balance of savings and club accounts.

The average balance of borrowings decreased by $6.4 million reflecting a $7.7 million decrease in the average balance of FHLB advances that was partially offset by a $1.3 million increase in the average balance of depositor sweep accounts.

The average cost of interest-bearing liabilities increased by two basis points to 1.14% for the quarter ended September 30, 2016 from 1.12% for the quarter ended June 30, 2016. The increase reflected a three basis point increase in the average cost of interest-bearing deposits coupled with a four basis point increase in the average cost of borrowings.

Finally, the ongoing repurchase of the Company’s shares contributed to the decrease in net interest income and the net interest margin for the quarter ended September 30, 2016 as interest-earning assets were effectively utilized to fund share repurchases. While generally expected to enhance shareholder value over time, the Company recognizes that its ongoing share repurchase strategy will have an adverse impact on net interest income and net interest margin as the opportunity cost of the foregone interest income on a growing pool of share repurchases increases over time.

Provision for Loan Losses

The provision for loan losses decreased by $917,000 to $1.1 million for the quarter ended September 30, 2016 compared to $2.0 million for the quarter ended June 30, 2016. The decrease largely reflected the effects of a comparatively lesser increase in the portion of the allowance for loan losses attributable to loans collectively evaluated for impairment using historical and environmental loss factors. The decrease also reflected the effects of lower specific losses identified on loans individually evaluated for impairment between comparative periods.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), decreased by $543,000 to $2.6 million for the quarter ended September 30, 2016 from $3.2 million for the quarter ended June 30, 2016. The decrease partly reflected a $677,000 decrease in fees and service charges that was primarily attributable to a decrease in loan prepayment charges.

The decrease in non-interest income also reflected a decline in the income recognized on bank-owned life insurance that largely reflected the continuing effects of lower market interest rates on the yields earned by the Company on its underlying policies.

The noted decreases in non-interest income were partially offset by an increase in gain on sale of loans. The increase in loan sale gains partly reflected an increase in gains associated with the sale of SBA loans reflecting normal fluctuations in loan origination and sale volume. The increase also reflected an increase in gains on sale of residential mortgage loans resulting from the continuing expansion of the Company’s mortgage banking business strategy during the quarter.

The variance in total non-interest income also reflected the recognition of $15,000 in net losses attributable to the sale and write downs of REO during the quarter ended September 30, 2016. The net loss partly reflected the write down of one property to its reduced fair value based on its contracted sales price partially offset by a gain recognized on the sale of a separate property during the quarter. By comparison, during the quarter ended June 30, 2016, the Company recognized $24,000 in net gains attributable to the sale and write downs of REO.

Non-interest Expense

Non-interest expense increased by $982,000 to $18.7 million for the quarter ended September 30, 2016 from $17.7 million for the quarter ended June 30, 2016. The increase in non-interest expense primarily reflected a $951,000 increase in total miscellaneous expense that was largely attributable to the effect of a non-recurring recovery of pension plan expense totaling $931,000 during the prior quarter ended June 30, 2016, as noted earlier. The increase also reflected normal operating fluctuations in the remaining categories of general and administrative expenses included in miscellaneous expense.

The net increase in non-interest expense also reflected increases in salaries and employee benefits expense and premises occupancy expense that were largely offset by a decrease in deposit insurance expense.

The increase in employee compensation-related expenses were primarily attributable to an increase in employee pension expense reflecting an anticipated increase in the Company’s pension plan funding obligations for fiscal 2017 compared to the prior year. The increase in premises and occupancy expense reflected increases in facility-related repairs and maintenance expense coupled with an increase in property tax expense arising from a recent reassessment of one of the Company’s larger administrative and branch facilities.

These noted increases in non-interest expense were partially offset by a decrease in deposit insurance expense arising from a reduction in the Bank’s FDIC assessment rate that went into effect on July 1, 2016.

Provision for Income Taxes

Income tax expense decreased by $639,000 to $2.2 million for the quarter ended September 30, 2016 from $2.8 million for the quarter ended June 30, 2016, reflecting effective income tax rates of 32.0% and 36.7%, respectively. The decreases in income tax expense and the effective income tax rate primarily reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods while also reflecting the effect of adjustments to deferred income taxes relating to the Company’s prior acquisition of Atlas Bank that were recorded during the earlier comparative period.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $126.6 million to $72.6 million at September 30, 2016 from $199.2 million at June 30, 2016. The variance between periods generally reflected the effects of a temporary accumulation of short-term, liquid assets arising from an increase in loan prepayments during the quarter ended June 30, 2016. The Company reinvested a significant portion of that excess liquidity back into the loan portfolio during the quarter ended September 30, 2016.

Management actively monitors the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives while meeting its performance and risk management objectives. Where appropriate, the Company may alter its liquidity management strategies based upon those objectives. The Company generally intends to reduce the average balance of cash and cash equivalents, compared to the average balance maintained during the first quarter of fiscal 2017, to further reduce the opportunity cost of maintaining excess liquidity.

Loans Receivable

The outstanding balance of loans receivable, excluding loans held for sale, deferred fees and costs and the allowance for loan losses, increased by $170.5 million to $2.84 billion at September 30, 2016 from $2.67 billion at June 30, 2016. The overall increase in the loan portfolio during the quarter ended September 30, 2016 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $197.8 million. The increase in loans was partially offset by a decrease in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $24.8 million coupled with a $2.5 million decrease in the outstanding balance of consumer loans. The net increase in loans receivable also reflected a $21,000 increase in the outstanding balance of construction loans.

The Company continued its strategic focus on commercial lending during the quarter ended September 30, 2016. As noted above, the commercial loan portfolio increased by $197.8 million, or 10.1%, to $2.15 billion, or 75.5% of total loans, at September 30, 2016 from $1.95 billion, or 73.0% of total loans, at June 30, 2016.

The growth in the portfolio continues to reflect the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans. In that regard, the growth in the loan portfolio during the first quarter of fiscal 2017 partly reflected $122.7 million of internally sourced originations. The Company augmented these originations with purchases of commercial loan pools and participations totaling $129.3 million during the quarter ended September 30, 2016, utilizing the excess liquidity that had accumulated during the prior quarter ended June 30, 2016 due to an increase in loan prepayments.

The Company increased its residential mortgage loan origination and sale activity during the first quarter ended September 30, 2016 resulting in the increase in associated loan sale gains noted earlier. The Company expects to continue to expand its mortgage banking strategy and supporting infrastructure throughout fiscal 2017 to support growth in non-interest income through the recognition of recurring loan sale gains, while also serving to help manage the Company’s exposure to interest rate risk.

The balance of consumer loans at September 30, 2016 includes loans acquired through the Company’s relationship with Lending Club, an established peer-to-peer (i.e. marketplace) lender. Through this relationship, the Company has purchased high-quality, unsecured consumer loans originated through Lending Club’s online platform. The Company intends to limit the growth of its Lending Club loan portfolio to a threshold of approximately $25.0 million in aggregate outstanding balances while continuing to independently monitor and validate the performance of the portfolio in relation to Company’s expectations as well as those of Lending Club’s proprietary credit risk model. Additional investment in Lending Club loans may be considered by the Company after a sufficient period of time to properly gauge performance of the initial portfolio and quality of loan servicing and reporting rendered by Lending Club.

Nonperforming Assets

At September 30, 2016, the balance of the Company’s nonperforming assets totaled $23.2 million, or 0.51% of total assets, and comprised nonperforming loans totaling $21.8 million, or 0.77% of total loans, plus six REO properties totaling $1.4 million. By comparison, at June 30, 2016, the balance of nonperforming assets totaled $21.9 million, or 0.49% of total assets, and comprised nonperforming loans totaling $21.1 million, or 0.79% of total loans, plus three REO properties totaling $826,000.

At September 30, 2016, the balance of nonperforming loans included $77,000 in loans reported as “accruing loans over 90 days past due” as well as $21.8 million of loans reported as “nonaccrual”. By comparison, at June 30, 2016, the balance of nonperforming loans included $38,000 in loans reported as “accruing loans over 90 days past due” as well as $21.0 million of loans reported as “nonaccrual”.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $841,000 to $692.9 million at September 30, 2016, from $693.7 million at June 30, 2016. Such balances included securities available for sale and securities held to maturity of $296.7 million and $396.2 million, respectively, at September 30, 2016 and $283.6 million and $410.1 million, respectively, at June 30, 2016. The net decrease in mortgage-backed securities partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $30.5 million that were partially offset by security purchases totaling $30.7 million during the quarter ended September 30, 2016. The net increase in the portfolio was partially offset by a $957,000 decrease in the fair value of the available for sale portion of the portfolio, reflecting an unrealized gain of $6.6 million at September 30, 2016 from an unrealized gain of $7.5 million at June 30, 2016.

The aggregate balance of non-mortgage-backed securities decreased by $22.5 million to $534.6 million at September 30, 2016 from $557.1 million at June 30, 2016. Such balances included securities available for sale and securities held to maturity of $392.5 million and $142.1 million, respectively, at September 30, 2016 and $389.9 million and $167.2 million, respectively, at June 30, 2016. The net decrease in non-mortgage-backed securities primarily reflected principal repayments, net of premium amortization and discount accretion, totaling $25.6 million that were partially offset by the purchase of $315,000 of non-mortgage-backed securities during the quarter ended September 30, 2016. The net decrease in the portfolio was partially offset by a $2.8 million increase in the fair value of the available for sale portion of the portfolio, reflecting a net unrealized loss of $9.5 million at September 30, 2016 from a net unrealized loss of $12.2 million at June 30, 2016.

The changes in the fair value of the Company’s non-mortgage-backed securities available for sale continue to reflect significant volatility in the financial markets which has generally resulted in a widening of pricing spreads on the Company’s holdings of corporate bonds, asset-backed securities, collateralized loan obligations and single-issuer trust preferred securities. Notwithstanding the impact of these factors on the fair value of certain “credit products”, the Company’s latest impairment analysis reaffirmed that its securities with unrealized losses at September 30, 2016 were not “other-than-temporarily impaired” as of that date.

Deposits

Total deposits increased by $39.1 million to $2.73 billion at September 30, 2016 from $2.69 billion at June 30, 2016. The increase in deposit balances reflected a $26.7 million increase in interest-bearing deposits coupled with a $12.4 million increase in non-interest-bearing deposits. The increase in interest-bearing deposits included increases in the balances of certificates of deposit and interest-bearing checking accounts totaling $10.3 million and $17.5 million, respectively, which were partially offset by a $1.1 million decrease in the balance of savings and club accounts.

The balance of interest-bearing checking accounts at September 30, 2016 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances decreased by $1.5 million to $222.6 million, or 8.1% of total deposits at September 30, 2016, from $224.1 million, or 8.3% of total deposits at June 30, 2016. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for an original term of no less than five years during which total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million. The funding agreements supporting the Promontory relationship currently expire in July 2018.

The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits decreased by $249,000 to $89.6 million, or 3.3% of total deposits, at September 30, 2016 compared to $89.9 million, or 3.3% of total deposits, at June 30, 2016.

Borrowings

The Company’s borrowings increased by $19.0 million to $633.4 million at September 30, 2016 from $614.4 million at June 30, 2016. The increase in borrowings partly reflected a $25.0 million increase in short-term FHLB advances drawn for liquidity management purposes that was partially offset by the repayment of a maturing $3.0 million term advance. The increase in borrowings was partially offset by a $3.0 million decrease in outstanding overnight “sweep account” balances linked to customer demand deposits that generally reflected normal operating fluctuations in such balances.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased by $28.1 million to $1.12 billion at September 30, 2016 from $1.15 billion at June 30, 2016. The net decrease in stockholders’ equity largely reflected the Company’s repurchases of its capital stock in accordance with its stock repurchase program announced on May 20, 2016. Through September 30, 2016, the Company had repurchased 4,452,472 shares, or 47.6% of the shares to be repurchased under the current program at an average cost of $13.05 per share. The accumulated cost of these share repurchases totaling $58.1 million reduced the balance of stockholders’ equity at September 30, 2016.

The decrease in stockholders’ equity attributable to share repurchases was partially offset by net income of $4.7 million for the quarter ended September 30, 2016, from which cash dividends of $1.7 million were paid during the quarter. The decrease was also partially offset by a decrease in accumulated other comprehensive loss, due primarily to changes in the fair value of the Company’s available for sale securities and derivatives portfolios. A reduction in unearned ESOP shares also offset a portion of the net decrease in stockholders’ equity for the period.

At September 30, 2016, the Company’s total consolidated equity to assets ratio was 24.75%, while the Bank’s total consolidated equity to assets ratio was 17.76%. The Company’s and Bank’s capital ratios at September 30, 2016 were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	September 30,	June 30,
	2016	2016
Selected Balance Sheet Data:
Cash and cash equivalents	$72,593	$199,200
Debt securities available for sale	392,487	389,910
Mortgage-backed securities available for sale	296,664	283,627

Securities available for sale	689,151	673,537
Debt securities held to maturity	142,082	167,171
Mortgage-backed securities held to maturity	396,237	410,115

Securities held to maturity	538,319	577,286
Loans held-for-sale	4,489	3,316
Loans receivable	2,845,605	2,673,987
Allowance for loan losses	(25,003)	(24,229)

Net loans receivable	2,820,602	2,649,758
Premises & equipment	38,125	38,385
Federal Home Loan Bank stock	31,601	30,612
Goodwill	108,591	108,591
Bank owned life insurance	177,334	176,016
Other assets	42,476	43,358

Total assets	$4,523,281	$4,500,059

Non-interest bearing deposits	$251,141	$238,751
Interest-bearing deposits	2,482,819	2,456,082

Deposits	2,733,960	2,694,833
Federal Home Loan Bank advances	600,765	578,788
Other borrowings	32,624	35,635

Borrowings	633,389	614,423
Other liabilities	36,397	43,174

Total liabilities	3,403,746	3,352,430
Stockholders’ equity	1,119,535	1,147,629

Total liabilities & stockholders’ equity	$4,523,281	$4,500,059

Consolidated Capital Ratios:
Equity to assets at period end	24.75%	25.50%
Tangible equity to tangible assets at period end (1)	22.89%	23.65%
Share Data:
Outstanding shares (in thousands)	89,076	91,822
Closing price as reported by NASDAQ	$13.61	$12.58
Equity per share	$12.57	$12.50
Tangible equity per share (1)	$11.34	$11.31
Asset Quality Ratios:
Non-performing loans to total loans	0.77%	0.79%
Non-performing assets to total assets	0.51%	0.49%
Allowance for loan losses to total loans	0.88%	0.91%
Allowance for loan losses to non-performing loans	114.46%	115.07%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2016	2016	2015
Summary of Operations:
Interest income on:
Loans receivable	$25,697	$25,698	$22,032
Mortgage-backed securities	3,937	4,032	4,514
Non-mortgage-backed securities	2,591	2,541	2,430
Other interest-earning assets	581	496	439

Total interest income	32,806	32,767	29,415
Interest expense on:
Interest-bearing checking	1,178	1,123	1,009
Savings and clubs	198	213	215
Certificates of deposit	3,985	3,804	2,848

Total interest-bearing deposits	5,361	5,140	4,072

Federal Home Loan Bank advances	3,388	3,361	2,940
Other borrowings	36	39	47

Total borrowings	3,424	3,400	2,987

Total interest expense	8,785	8,540	7,059

Net interest income	24,021	24,227	22,356
Provision for loan losses	1,129	2,046	2,641

Net interest income after loan loss provision	22,892	22,181	19,715
Non-interest income:
Fees and service charges	663	1,340	673
Gain on sale of securities	0	0	0
Gain (loss) on sale and write down of real estate owned	(15)	24	0
Gain on sale of loans	300	132	72
Income from bank-owned life insurance	1,319	1,374	1,390
Electronic banking fees and charges	283	284	286
Miscellaneous	79	57	72

Total non-interest income	2,629	3,211	2,493
Non-interest expense:
Salaries and employee benefits	10,909	10,640	10,625
Net occupancy expense of premises	1,941	1,813	1,909
Equipment and systems	2,048	2,092	1,978
Advertising and marketing	549	490	428
Federal deposit insurance premium	305	687	662
Directors’ compensation	225	224	182
Miscellaneous	2,683	1,732	2,598

Total non-interest expense	18,660	17,678	18,382

Income before taxes	6,861	7,714	3,826
Provision for income taxes	2,194	2,833	850

Net income	$4,667	$4,881	$2,976

Per Share Data:
Net income per share:
Basic	$0.05	$0.05	$0.03
Diluted	$0.05	$0.05	$0.03
Weighted average number of common shares outstanding (in thousands):
Basic	86,246	89,443	89,590
Diluted	86,304	89,481	89,619
Cash dividends per share (1)	$0.02	$0.02	$0.02

(1)	Represents dividends declared per common share.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Average Balances:
Loans receivable	$2,697,096	$2,682,755	$2,218,497
Mortgage-backed securities	695,876	705,962	775,808
Non-mortgage-backed securities	551,858	569,422	647,701
Other interest-earning assets	204,621	191,129	283,199

Total interest-earning assets	4,149,451	4,149,268	3,925,205
Non-interest-earning assets	359,514	352,841	352,338

Total assets	$4,508,965	$4,502,109	$4,277,543

Interest-bearing checking	$748,516	$726,327	$725,169
Savings and clubs	515,615	519,055	519,940
Certificates of deposit	1,215,081	1,200,874	991,546

Total interest-bearing deposits	2,479,212	2,446,256	2,236,655
Federal Home Loan Bank advances	577,305	585,085	571,811
Other borrowings	33,530	32,183	36,740

Total borrowings	610,835	617,268	608,551

Total interest-bearing liabilities	3,090,047	3,063,524	2,845,206
Non-interest-bearing liabilities	291,056	274,275	265,242

Total liabilities	3,381,103	3,337,799	3,110,448
Stockholders’ equity	1,127,862	1,164,310	1,167,095

Total liabilities and stockholders’ equity	$4,508,965	$4,502,109	$4,277,543

Average interest-earning assets to average interest-bearing liabilities	134.28%	135.44%	137.96%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Performance ratios:
Yield on average:
Loans receivable	3.81%	3.83%	3.97%
Mortgage-backed securities	2.26%	2.28%	2.33%
Non-mortgage-backed securities	1.88%	1.79%	1.50%
Other interest-earning assets	1.14%	1.04%	0.62%

Total interest-earning assets	3.16%	3.16%	3.00%
Cost of average:
Interest-bearing checking	0.63%	0.62%	0.56%
Savings and clubs	0.15%	0.16%	0.17%
Certificates of deposit	1.31%	1.27%	1.15%

Interest-bearing deposits	0.87%	0.84%	0.73%
Federal Home Loan Bank advances	2.35%	2.30%	2.06%
Other borrowings	0.42%	0.50%	0.51%

Total borrowings	2.24%	2.20%	1.96%

Total interest-bearing liabilities	1.14%	1.12%	0.99%
Net interest rate spread (1)	2.02%	2.04%	2.01%
Net interest margin (2)	2.32%	2.34%	2.28%
Non-interest income to average assets	0.23%	0.29%	0.23%
Non-interest expense to average assets	1.66%	1.57%	1.72%
Efficiency ratio	70.02%	64.43%	73.98%
Return on average assets	0.41%	0.43%	0.28%
Return on average equity	1.66%	1.68%	1.02%

(1)	Yield on average interest-earning assets less cost of average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.